Pursuant to Item 601(a)(5) of Regulation S-K, exhibits and schedules (and similar attachments) have been omitted. DPL LLC and AES Ohio each agrees to furnish, supplementally, a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request by the Commission.

Exhibit 10.1

BEFORE

THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Application of The Dayton Power and Light Company d/b/a AES Ohio for an Increase in its Electric Distribution Rates	: :	Case No. 24-1009-EL-AIR

In the Matter of the Application of The Dayton Power and Light Company d/b/a AES Ohio for Accounting Authority	: :	Case No. 24-1010-EL-AAM

In the Matter of the Application of The Dayton Power and Light Company d/b/a AES Ohio for Approval of Revised Tariffs	: :	Case No. 24-1011-EL-ATA

_________________________________________

STIPULATION AND RECOMMENDATION

_________________________________________

Pursuant to Ohio Adm.Code 4901-1-30, any two or more parties may enter into a written stipulation concerning a proposed resolution of some or all of the issues in a proceeding of the Public Utilities Commission of Ohio ("Commission"). This Stipulation and Recommendation ("Stipulation") sets forth the understanding and agreement of the parties that have signed below ("Signatory Parties"), who recommend that the Commission approve and adopt this Stipulation without modification to resolve all issues in the above-captioned proceedings.

This Stipulation reflects a just and reasonable resolution of the issues in these proceedings. It is the product of serious, arms-length bargaining among the Signatory Parties. All parties were invited to discuss and negotiate this Stipulation, and it was openly negotiated among those parties that chose to participate; no party was excluded from these negotiations. This Stipulation is supported by adequate data and information, and as a package, benefits customers and the public interest. This Stipulation violates no important regulatory principle or practice;

indeed, it complies with and promotes the policies and requirements of Title 49 of the Ohio Revised Code. This Stipulation accommodates the diverse interests represented by the Signatory Parties and is entitled to careful consideration by the Commission.

WHEREAS, The Dayton Power and Light Company d/b/a AES Ohio ("AES Ohio" or the "Company") is a public utility engaged in the business of supplying electric distribution service to more than 500,000 customers in West Central Ohio;

WHEREAS, AES Ohio's current base rates for electric distribution service were approved by the Commission in Case No. 20-1651-EL-AIR, et al. using a date certain of June 2020 and a test year of June 1, 2020 through May 31, 2021;

WHEREAS, AES Ohio filed the Application of The Dayton Power and Light Company d/b/a AES Ohio to Increase Its Rates for Electric Distribution together with supporting schedules and other information pursuant to R.C. Chapter 4909 and Ohio Adm.Code 4901-7-01 on November 29, 2024 and supporting testimony on December 13, 2024 in these proceedings (collectively, the “Application”);

WHEREAS, the Application proposes new base rates for electric distribution service using a date certain of September 30, 2024 ("Date Certain"), and a test period of June 1, 2024 to May 31, 2025 ("Test Period");

WHEREAS, on June 27, 2025, the Staff of the Commission, pursuant to R.C. 4909.19(C), submitted the findings of its investigation regarding the facts set forth in the Application and of the matters connected therewith ("Staff Report");

WHEREAS, the Signatory Parties agree that this Stipulation represents a just and reasonable resolution of all of the issues in these proceedings; and

WHEREAS, the terms and conditions of this Stipulation satisfy the policies of the State of Ohio as set forth in R.C. 4928.02.

NOW, THEREFORE, to resolve all of the issues raised in these proceedings, the Signatory Parties stipulate, agree, and recommend that the Commission issue an Opinion and Order in these proceedings accepting and adopting this Stipulation without modification.

I.	APPROVAL OF APPLICATION

A.	The Application shall be approved, subject to the recommendations in the Staff Report, except as provided in this Stipulation.

II.	REVENUE REQUIREMENT

A.	Subject to Section II(G), the base revenue requirement for AES Ohio’s electric distribution service shall be $483,057,887 (“Stipulated Revenue Requirement”), which results in a revenue deficiency of $167,901,593 as shown in Stipulated Schedule A-1.

B.	The Stipulated Revenue Requirement reflects a valuation, as of the Date Certain, of the property that is used and useful in rendering public utility service for which rates are to be fixed and determined in these proceedings of $1,252,367,202 (“Stipulated Rate Base”), as shown in Stipulated Schedules A-1 and B-1, B-2.1 and B-2.2. The Stipulated Rate Base

reflects the following adjustments to the rate base recommended in the Staff Report:

1.	Staff’s adjustments related to Lacking Support (Staff Report page 10) shall be adopted, but the amount of the adjustment shall be changed from $2,347,203 as reflected in the Staff Report to $269,103.

2.	Staff’s adjustment related Data Request Support (Staff Report page 12) shall not be adopted. This results in an addition of $1,279,507 to reflect additional support provided by the Company.

3.	Staff’s adjustment related to Transactions with Affiliates, not Competitively Sourced (Staff Report page 10) shall be adopted, but the amount of the adjustment shall be changed from $10,857,735.66 as reflected in the Staff Report to $5,451,311.66. For the avoidance of doubt, costs relating to those transactions are not reflected in the Stipulated Rate Base or the Stipulated Revenue Requirement.1

4.	An addition of $124,507 to include property used and useful as of the Date Certain that were not retired.

1 As part of the Stipulation, RESA agrees to withdraw its Objection ‘C’ without prejudice and reserves the right to raise any corporate separation issues related to the Objection in a future proceeding. AES Ohio also acknowledges and agrees that, in addition to any other applicable requirement, that transactions with affiliates offering a competitive retail electric service or a nonelectric product or service will be undertaken in a manner that complies with R.C. 4928.17 and the Commission’s rules promulgated thereunder.

C.	The Stipulated Revenue Requirement reflects an operating income during the Test Year for which rates are to be fixed and determined in these proceedings of $129,178,752 (“Stipulated Operating Income Deficiency”), as shown in Stipulated Schedules A-1 and C-1. The Stipulated Operating Income Deficiency reflects the following adjustments to the operating income recommended in the Staff Report:

1.	An addition of $2,823,349 resulting from the use of latest known property valuation percentages and the latest known average property tax rate, to reflect property tax expense for used and useful property that was placed in service from January 1, 2024 through the Date Certain, and to account for a correction relating to use of the latest known average property tax rate.

2.	An addition of $2,974,082 to labor expense.

3.	An addition of $2,304,697 to include in the test year 37.5% of short-term compensation expenses, which are not related to metrics for financial and non-AES Ohio performance. These costs include incentives not including associated payroll taxes for direct employees and shared services employees. For the avoidance of doubt, short-term compensation expense relating to metrics for financial and non-AES Ohio performance and all long-term compensation expense are not reflected in the Stipulated Operating Income Deficiency or the Stipulated Revenue Requirement.

4.	An addition of $2,766,827 to reflect surge staffing and hypercare expense relating to supporting the transition to the AES Customer Ecosystem, which includes a new billing system, representing a four-year amortization of the total one-time cost of $11,067,308.

D.	AES Ohio’s depreciation rates shall be the rates set forth in Schedule B-3.2 in the Staff Report, except that the depreciation rate for all AES Customer Ecosystem assets shall be 6.67%, which reflects asset lives of 15 years.

E.	The Stipulated Revenue Requirement reflects a fair and reasonable rate of return of 7.46%, which reflects a capital structure of 46.13% long-term debt to 53.87% common equity, a return on equity of 9.999%, and a cost of long-term debt of 4.49%.

F.	The Stipulated Revenue Requirement, Stipulated Rate Base, and Stipulated Operating Income Deficiency shown on Stipulated Schedules A-1, B-1, and C-1 incorporate all flow-through effects of the adjustments in Section II(B) through (E).

G.	The Signatory Parties agree that revised tariffs shall be filed, within ten days of the date the briefing is complete, as a late-filed exhibit to the Stipulation reflecting all the terms within this Stipulation. These updated tariffs shall be reviewed by the Signatory Parties prior to being filed. The Signatory Parties agree and recommend that the Commission approve final tariffs to go into effect on a services-rendered basis within 30 days after the Commission approves this Stipulation. The late-filed exhibits shall include final rate case expense relating to this proceeding in the form of an updated Schedule C-3.21. Such expense shall be amortized over four years and incorporated into an updated Stipulated Revenue Requirement.

H.	To ensure that AES Ohio does not over-collect rate case expense, the Company will create separate regulatory liabilities to credit to customers any amounts for rate case expense relating to this proceeding to the extent such amounts exceed the balances presented in the updated Schedule C-3.21 to be filed under Section II(G), above.

III.	RATES AND TARIFFS

A.	AES Ohio shall charge customers the base rates set forth in the summary sheet for new rates in Stipulation Exhibit 1.

B.	As reflected in Stipulation Exhibit 1, the customer charge for residential customers shall be $9.75.

C.	AES Ohio shall phase out and eliminate the Low-Load Factor (LLF) Charge for customers taking service under the Company’s Primary and Secondary rate class tariffs. The phase out will move the LLF to 5% with the implementation of rates approved in this case and will fully eliminate the rate on 1/1/2027. As the LLF rate gets updated, the Secondary and Primary demand rates shall also need to be adjusted to reflect the movement of customers and revenue collection between the rates.

D.	The Distribution Investment Rider (“DIR”) shall reflect qualifying incremental investments, as described in the Stipulation and Recommendation approved by the Commission in Case No. 22-900-EL-SSO, et al., that are placed in service since the Date Certain. The DIR annual revenue caps shall be cumulatively $1,341,667 per month in 2025 and $2,516,667 per month beginning in 2026 and until the end of AES Ohio’s current ESP term.

E.	The energy charge in the Public DC Fast Electric Vehicle Charging Station Tariff shall be equal to the secondary class average rate calculated at a 15% load factor. In no event shall any costs or delta revenue resulting from customers taking service under the Public DC Fast Electric Vehicle Charging Station Tariff be recovered from any tariff class, except that participants taking service under this tariff shall be charged as provided in the tariff.

F.	AES Ohio shall withdraw, without prejudice, the proposed “High Voltage Rate Provision” from Tariff Sheet No. D22 (Electric Distribution Service - High Voltage).

G.	AES Ohio shall eliminate its reconnection charges for residential consumers.

H.	Within three months of a decision of the Supreme Court of Ohio in S. Ct. Case No. 2024-0207, AES Ohio will commence a proceeding to update its tariffs to incorporate any applicable directives of the Commission in Case

No. 21-990-EL-CSS. AES Ohio agrees to meet with interested parties following the Court's decision to discuss this issue before commencing the tariff proceeding. Signatory Parties reserve all rights to take any position whatsoever in any such proceeding.

IV.	CUSTOMER SUPPORT

A.	Pursuant to R.C. 4905.331(C)(5) (effective August 14, 2025), AES Ohio shall propose to continue the Disadvantaged Communities Energy Initiative (“DCEI”) and the Weatherization and Bill Payment Assistance Program (“WBPAP”) that were approved in Case No. 22-900-EL-SSO in the Company’s next rate case. Signatory Parties reserve all rights regarding any such proposal in AES Ohio’s next rate case.

B.	To provide clarity to the funding recipients for the DCEI and WBPAP and customers who benefit from those programs, in the event that AES Ohio’s next rate case is not decided by May 31, 2027, then the Company will fund the DCEI and WBPAP for 2027 at their existing annual budget levels.

C.	AES Ohio shall contribute $1,000,000 annually to its Gift of Power program for bill payment assistance with shareholder funds while the rates in this case are effective. Any unused funds shall roll over to the next year.

V.	DATA SHARING

A.	The Signatory Parties recommend, for good cause shown, that the Commission waive Ohio Adm.Code 4901:1-10-24(D)(3) to allow AES

Ohio to disclose to Competitive Retail Electric Service (“CRES”) the hourly interval data of the CRES providers’ own residential customers who have Advanced Metering Infrastructure installed, without obtaining additional permission from the Commission or the customer to share such interval data. Such interval data shall be provided using System to System-Historical Interval Usage, System to System-Rolling 10 day, or transaction type Electronic Data Interchange 867IU.

B.	Through the Company’s customer portal, AES Ohio shall provide non-residential customers with access to their own customer peak load contribution (PLC) and network service peak load (NSPL) data, to the extent such information is available.

VI.	SUPPLIER BILLING

A.	AES Ohio agrees to convene a Billing Resolution Group that shall meet weekly beginning the week of August 18, 2025. The Billing Resolution Group shall be a forum for interested parties to discuss concerns of suppliers and customers regarding customer bills since the implementation of the AES Customer Ecosystem, as well as the expected timing to resolve those issues. Meetings of the Billing Resolution Group shall be attended by a senior leader of AES Ohio who leads the implementation of the AES Customer Ecosystem. AES Ohio shall meet with the Billing Resolution Group until October 31, 2025 or until 99% of customers have been invoiced in the preceding three months.

B.	AES Ohio further agrees to meet with representatives of RESA members, IGS, and any other interested parties and suppliers in January 2026 to discuss the status of any outstanding receivables relating to service provided between September 2024 and October 2025. AES Ohio also commits to analyzing and discussing any CRES provider uncollectible amount that was caused by any delayed billing from the implementation of the AES Customer Ecosystem, and which could include AES Ohio agreeing to propose certain changes or accounting authority as potential remedies. To be clear, the Signatory Parties are not recommending at this time any specific outcome as a result of this discussion, and to the extent agreement were reached on any specific proposal, such agreement or tariff change will be filed with the Commission for review and approval, and all interested parties would reserve the right to take any position whatsoever on the issue.

VII.	OTHER PROVISIONS

A.	The Stipulation addresses a variety of complex issues that, absent this agreement, would have been resolved through potentially complex litigated proceedings. The Stipulation contains the entire agreement among the Signatory Parties and reflects a complete settlement of all proposals, issues, comments, and objections raised by Signatory Parties in these proceedings. The Signatory Parties will support this Stipulation, if it is contested, and no Signatory Party shall oppose an application for rehearing designed to defend the terms of the original unmodified

Stipulation. The Signatory Parties agree that this Stipulation advances the public interest and urge the Commission to adopt this Stipulation.

B.	The Signatory Parties agree that the Stipulation is a product of serious bargaining among capable, knowledgeable parties. This Stipulation is the product of an open process in which all parties were represented by able counsel. The Stipulation represents a comprehensive compromise of issues raised by parties with diverse interests. The Signatory Parties believe that the Stipulation that they are recommending for Commission adoption presents a fair and reasonable result.

C.	AES Ohio will rely on the Staff Report and may offer its Application and supporting testimony and exhibits as evidentiary support of this Stipulation, where they are consistent with the Stipulation, and where they are not consistent, they may be offered to show that good faith bargaining occurred that resulted in a lawful and reasonable outcome. AES Ohio will file supplemental testimony in support of this Stipulation. Nothing in this subsection prohibits any Signatory Party from filing testimony or submitting evidence in support of the Stipulation.

D.	This Stipulation is a consensus among the Signatory Parties of an overall approach to ratemaking in this proceeding. It is submitted for the purposes of this case alone and should not be understood to reflect the positions that an individual Signatory Party may take as to any individual provision of the Stipulation standing alone, nor the position a Signatory Party may have taken if all of the issues in this proceeding had been litigated. Nothing in this Stipulation shall be used or construed for any purpose to imply, suggest, or otherwise indicate that the results produced through the compromise reflected herein represent fully the objectives of any Signatory Party. This Stipulation is submitted for purposes of this proceeding only, and is not deemed binding in any other proceeding, except as expressly provided herein, nor is it to be offered or relied upon in any other proceeding, except as necessary to enforce the terms of this Stipulation. The willingness of Signatory Parties to sponsor this document currently is predicated on the reasonableness of the Stipulation taken as a whole. The Signatory Parties will support this Stipulation if it is contested.

E.	This Stipulation is expressly conditioned upon its adoption by the Commission in its entirety and without material modification. Each Signatory Party has the right in its sole discretion to determine whether the Commission’s approval of this settlement contains a material modification. If the Commission rejects or materially modifies all or any part of this Stipulation, any Signatory Party shall have the right, within thirty days of issuance of the Commission’s Order, to file an application for rehearing. The Signatory Parties agree that they will not oppose or argue against any other Signatory Party’s application for rehearing that seeks to uphold the original unmodified Stipulation. If the Commission does not adopt the Stipulation without material modification upon any rehearing ruling, then within thirty days of such Commission rehearing ruling any Signatory Party may terminate its Signatory Party status and withdraw from the Stipulation by filing a notice with the Commission. No Signatory Party shall file a Notice of Withdrawal without first negotiating in good faith with the other Signatory Parties to achieve an outcome that substantially satisfies the intent of the Stipulation. If a new agreement achieves such an outcome, the Signatory Parties will file the new agreement for Commission review and approval. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are unsuccessful, and a Signatory Party files a Notice of Withdrawal, then the Commission will convene an evidentiary hearing to afford that Signatory Party the opportunity to contest the Stipulation by presenting evidence through witnesses, to cross-examine witnesses, to present rebuttal testimony, and to brief all issues that the Commission shall decide based upon the record and briefs. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are successful, then some or all of the Signatory Parties shall submit the amended Stipulation to the Commission for approval after a hearing if necessary.

F.	Unless a Signatory Party exercises its right to withdraw from the Stipulation and terminate its status as a Signatory Party, each Signatory Party agrees to and will support the reasonableness of the Stipulation before the Commission, and to cause its counsel to do the same, and in any appeal from the Commission’s adoption or enforcement of the Stipulation in which it participates.

G.	The Signatory Parties agree that the settlement, as a package, benefits AES Ohio’s customers and is in the public interest. The Signatory Parties agree that the settlement package does not violate any important regulatory principle or practice.

IN WITNESS THEREOF, the undersigned Signatory Parties agree to this Stipulation and Recommendation this 13th day of August, 2025.  The undersigned Signatory Parties request that the Commission issue an Opinion and Order approving and adopting this Stipulation.

THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO By: /s/ Jeffrey S. Sharkey Jeffrey S. Sharkey	STAFF OF THE COMMISSION By: /s/ Janet Gregory (per the 8/13/25 email authorization) Janet Gregory

OFFICE OF THE OHIO CONSUMERS' COUNSEL By: /s/ Donald J. Kral (per the 8/13/25 email authorization) Donald J. Kral	OHIO ENERGY GROUP By: /s/ Michael L. Kurtz (per the 8/13/25 email authorization) Michael L. Kurtz

UNIVERSITY OF DAYTON By: /s/ Stephanie M. Chimel (per the 8/13/25 email authorization) Stephanie M. Chmiel	THE CITY OF DAYTON By: /s/ Robert Dove (per the 8/13/25 email authorization) (Subject to City Commission approval, which is expected by September 3, 2025) Robert Dove

OHIO ENERGY LEADERSHIP COUNCIL By: /s/ David F. Proaño (per the 8/13/25 email authorization) David F. Proaño	WALMART INC. By: /s/ Carrie H. Grundmann (per the 8/13/25 email authorization) Carrie H. Grundmann

INTERSTATE GAS SUPPLY, LLC By: /s/ Stacie Cathcart (per the 8/13/25 email authorization) Stacie Cathcart	NATIONWIDE ENERGY PARTNERS, LLC By: /s/ Brian A. Gibbs (per the 8/13/25 email authorization) Brian A. Gibbs

RETAIL ENERGY SUPPLY ASSOCIATION By: /s/ Mathew R. Prichard (per the 8/13/25 email authorization) Matthew R. Pritchard	OHIO PARTNERS FOR AFFORDABLE ENERGY By: /s/ Robert Dove (per the 8/13/25 email authorization) Robert Dove

 IN WITNESS THEREOF, the undersigned Non-Opposing Parties agree not to challenge this Stipulation and Recommendation as of this 13th day of August, 2025.

ONE POWER COMPANY By: /s/ James D. Dunn (per the 8/13/25 email authorization) James D. Dunn	OHIO MANUFACTURERS' ASSOCIATION ENERGY GROUP By: /s/ Kimberly W. Bojko (per the 8/13/25 email authorization) Kimberly W. Bojko

THE KROGER CO. By: /s/ Angela Paul Whitfield (per the 8/13/25 email authorization) Angela Paul Whitfield

CERTIFICATE OF SERVICE

I certify that a copy of the foregoing Stipulation and Recommendation has been served via electronic mail upon the following counsel of record, this 13th day of August, 2025:

Janet Gregory, Esq.

Amy Botschner O'Brien, Esq.

OFFICE OF THE OHIO ATTORNEY GENERAL

30 East Broad Street, 26th Floor

Columbus, OH 43215

Janet.Gregory@OhioAGO.gov

Amy.BotschnerOBrien@OhioAGO.gov

Counsel for Staff of the Commission

Donald Kral, Esq.

John Steinhart, Esq. T

homas Zuehlke, Esq.

Alex Hickey, Esq.

OFFICE OF THE OHIO CONSUMERS' COUNSEL

65 East State Street, Suite 700

Columbus, OH 43215

donald.kral@occ.ohio.gov

john.steinhart@occ.ohio.gov

thomas.zuehlke@occ.ohio.gov

alex.hickey@occ.ohio.gov

Counsel for Office of the Ohio Consumers' Counsel

Stephanie M. Chmiel, Esq.

Vanessa N. Boddy, Esq.

THOMPSON HINE LLP

41 South High Street, Suite 1700

Columbus, OH 43215

stephanie.chmiel@thompsonhine.com

vanessa.boddy@thompsonhine.com

Counsel for University of Dayton

Michael L. Kurtz, Esq. Jody Kyler Cohn, Esq. BOEHM, KURTZ & LOWRY 425 Walnut Street, Suite 2400 Cincinnati, OH 45202 mkurtz@bkllawfirm.com jkylercohn@bkllawfirm.com Counsel for Ohio Energy Group

David F. Proaño, Esq.

Paul M. M. Willison, Esq.

Benjamin A. Kurtz, Esq.

BAKER & HOSTETLER LLP

200 Civic Center Drive, Suite 1200

Columbus, OH 43215

dproano@bakerlaw.com

bkurtz@bakerlaw.com

Counsel for Ohio Energy Leadership Council

Robert Dove, Esq. KEGLER BROWN HILL + RITTER CO., L.P.A. 65 East State Street, Suite 1800 Columbus, OH 43215 rdove@keglerbrown.com Counsel for The City of Dayton

Carrie H. Grundmann, Esq.

Hikmat N. Al-Chami, Esq.

SPILMAN THOMAS & BATTLE, PLLC

110 Oakwood Drive, Suite 500

Winston-Salem, NC 27103

cgrundmann@spilmanlaw.com

hal-chami@spilmanlaw.com

Counsel for Walmart Inc.

James D. Dunn, Esq. Katie Johnson Treadway, Esq. ONE POWER COMPANY 12385 Township Road 215 Findlay, OH 45840 jdunn@onepower.com ktreadway@onepower.com Counsel for One Power Company

Kimberly W. Bojko, Esq.

Emma Y. Easley, Esq.

CARPENTER LIPPS LLP

280 North High Street, Suite 1300

Columbus, OH 43215

bojko@carpenterlipps.com

easley@carpenterlipps.com

Counsel for the Ohio Manufacturers' Association Energy Group

Stacie Cathcart, Esq. Natalia Messenger, Esq. IGS ENERGY 6100 Emerald Parkway Dublin, OH 43016 stacie.cathcart@igs.com natalia.messenger@igs.com Counsel for IGS Energy

Angela Paul Whitfield, Esq. CARPENTER LIPPS LLP 280 North High Street, Suite 1300 Columbus, OH 43215 paul@carpenterlipps.com Counsel for The Kroger Co.

Matthew R. Pritchard, Esq.

Rachael N. Guastella, Esq.

BRICKER GRAYDON LLP

100 South Third Street

Columbus, OH 43215-4291

mpritchard@brickergraydon.com

rguastella@brickergraydon.com

Counsel for Retail Energy Supply Association

Brian A. Gibbs, Esq.

Kathleen M. McManus, Esq.

NATIONWIDE ENERGY PARTNERS

230 West Street, Suite 250

Columbus, OH 43215

brian.gibbs@nationwideenergypartners.com

kmcmanus@nationwideenergypartners.com

Counsel for Nationwide Energy Partners

Robert Dove, Esq. KEGLER BROWN HILL + RITTER CO., L.P.A. 65 East State Street, Suite 1800 Columbus, OH 43215 rdove@keglerbrown.com Counsel for Ohio Partners for Affordable Energy

/s/ Jeffrey S. Sharkey
Jeffrey S. Sharkey

19